Tidal ETF Trust N-14

Exhibit 99.11(a)

833 EAST MICHIGAN STREET • SUITE 1800 MILWAUKEE WISCONSIN 53202-5615 TEL • 414.273.3500 FAX • 414.273.5198 www • GKLAW.COM

August 4, 2023

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We have acted as counsel to Tidal ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Trust of shares of beneficial interest, no par value (the “Shares”), of the Gotham Short Strategies ETF (the “Acquiring Fund”), a series of the Trust. The Registration Statement registers the Shares to be issued in connection with the proposed reorganization of the Gotham Short Strategies Fund, a series of FundVantage Trust, into the Acquiring Fund, a series of the Trust, pursuant to an agreement and plan of reorganization (the “Agreement”).

In connection with this opinion, we have examined: (a) the Registration Statement (including the proxy statement/prospectus and form of Agreement contained therein) to be filed on or about August 4, 2023; (b) the Trust’s Declaration of Trust and Amended and Restated By-Laws; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records we have deemed necessary to enable us to render this opinion. In conducting such review, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable by the Trust when issued upon the terms of the Agreement included in the Registration Statement.

For purposes of rendering this opinion, we have assumed that (a) the Shares will be issued in accordance with the Trust’s Declaration of Trust and Amended and Restated By-Laws, and the resolutions of the Trust’s Board of Trustees relating to the establishment, designation, authorization and issuance of the Shares; (b) the Shares will be issued against payment therefor as described in the Registration Statement and the Agreement and that such payment will be at least equal to the net asset value of such Shares; and (c) prior to the date of issuance of the Shares, the Agreement will be duly executed and delivered by each party thereto, and the conditions in the Agreement will have been satisfied.

OFFICES IN MILWAUKEE, MADISON, GREEN BAY, APPLETON AND EAU CLAIRE, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.

August 4, 2023

The opinion expressed herein is limited to our review of the documents referenced above and the published laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act (other than conflict of law rules). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, however, we do not admit that we are “experts” or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.